As filed with the Securities and Exchange Commission on October 3, 2022

Registration No. 033-55727

Registration No. 333-39965

Registration No. 333-42513

Registration No. 333-82061

Registration No. 333-35162

Registration No. 333-59508

Registration No. 333-113907

Registration No. 333-124364

Registration No. 333-128133

Registration No. 333-160960

Registration No. 333-185583

Registration No. 333-205981

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S—8 Registration Statement No. 033-55727

Post-Effective Amendment No. 2 to Form S—8 Registration Statement No. 333-39965

Post-Effective Amendment No. 1 to Form S—8 Registration Statement No. 333-42513

Post-Effective Amendment No. 2 to Form S—8 Registration Statement No. 333-82061

Post-Effective Amendment No. 2 to Form S—8 Registration Statement No. 333-35162

Post-Effective Amendment No. 2 to Form S—8 Registration Statement No. 333-59508

Post-Effective Amendment No. 1 to Form S—8 Registration Statement No. 333-113907

Post-Effective Amendment No. 1 to Form S—8 Registration Statement No. 333-124364

Post-Effective Amendment No. 1 to Form S—8 Registration Statement No. 333-128133

Post-Effective Amendment No. 1 to Form S—8 Registration Statement No. 333-160960

Post-Effective Amendment No. 1 to Form S—8 Registration Statement No. 333-185583

Post-Effective Amendment No. 1 to Form S—8 Registration Statement No. 333-205981

UNDER

THE SECURITIES ACT OF 1933

DUKE REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1740409 (I.R.S. Employer Identification No.)

c/o Prologis, Inc.

Pier 1, Bay 1, San Francisco, CA 94111

(415) 394-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

1993 Duke Realty Stock Option Plan

1995 Dividend Increase Unit Plan

1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership

1995 Key Employees’ Stock Option Plan

1996 Directors’ Stock Payment Plan

1999 Directors’ Stock Option and Dividend Increase Unit Plan

1999 Salary Replacement Stock Option and Dividend Increase Unit Plan

2000 Performance Share Plan of Duke-Weeks Realty Corporation

Directors’ Deferred Compensation Plan of Duke-Weeks Realty Corporation

Directors’ Stock Payment Plan

Duke 401(k) Plan

Duke Realty 401(k) Plan

Duke Realty Corporation 1995 Key Employees’ Stock Option Plan

Duke Realty Corporation 2005 Long-Term Incentive Plan

Duke Realty Corporation Amended and Restated 2005 Long-Term Incentive Plan

Duke Realty Corporation 2015 Long-Term Incentive Plan

Duke Realty Investments, Inc. Employee Stock Repurchase Plan

Duke Realty Investments, Inc. Employees’ Stock Purchase Plan

Duke Realty Profit Sharing and Salary Deferral Plan

Executives’ Deferred Compensation Plan of Duke Realty Services Limited Partnership

Weeks Corporation 1998 Incentive Stock Plan

Weeks Corporation Incentive Stock Plan

(Full titles of the plans)

Edward S. Nekritz, Secretary

Prologis, Inc.

1800 Wazee Street, Suite 500

Denver, Colorado 80202

(303) 567-5000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Adam O. Emmerich, Esq.
Viktor Sapezhnikov, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Duke Realty Corporation, an Indiana corporation (the “Company”), remove from registration all shares of common stock, par value $0.01 per share, of the Company (the “Shares”) and other securities registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of the Shares offered under certain employee benefit and equity plans and agreements.

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Shares
033-55727	September 30, 1994	Duke Realty Profit Sharing and Salary Deferral Plan 1993 Duke Realty Stock Option Plan	1,315,000
333-39965	November 12, 1997	1995 Key Employees’ Stock Option Plan 1995 Dividend Increase Unit Plan Directors’ Stock Payment Plan	1,366,040
333-42513	December 17, 1997	Duke Realty Investments, Inc. Employees’ Stock Purchase Plan Duke Realty 401(k) Plan	600,000
333-82061	July 1, 1999	Weeks Corporation Incentive Stock Plan Weeks Corporation 1998 Incentive Stock Plan	3,312,000
333-35162	April 19, 2000	1999 Directors’ Stock Option and Dividend Increase Unit Plan 1999 Salary Replacement Stock Option and Dividend Increase Unit Plan 1996 Directors’ Stock Payment Plan	2,100,000
333-59508	April 25, 2001	2000 Performance Share Plan of Duke-Weeks Realty Corporation Duke Realty Investments, Inc. Employee Stock Repurchase Plan 1995 Dividend Increase Unit Plan of Duke Realty Services Limited Partnership	2,500,000
333-113907	March 24, 2004	Duke 401(k) Plan Executives’ Deferred Compensation Plan of Duke Realty Services Limited Partnership Directors’ Deferred Compensation Plan of Duke-Weeks Realty Corporation	1,563,138
333-124364	April 27, 2005	Duke Realty Corporation 2005 Long-Term Incentive Plan	7,000,000
333-128133	September 6, 2005	Duke Realty Corporation 1995 Key Employees’ Stock Option Plan	3,466,667
333-160960	July 31, 2009	Duke Realty Corporation Amended and Restated 2005 Long-Term Incentive Plan	3,900,000
333-185583	December 20, 2012	Duke Realty 401(k) Plan	2,000,000
333-205981	July 31, 2015	Duke Realty Corporation 2015 Long-Term Incentive Plan	12,549,292

Registration No.	Date Filed with SEC	Name of Equity Plan or Agreement	Amount of Deferred Compensation Obligations
333-113907	March 24, 2004	Executives’ Deferred Compensation Plan of Duke Realty Services Limited Partnership Directors’ Deferred Compensation Plan of Duke-Weeks Realty Corporation	$35,000,000

Effective on October 3, 2022, pursuant to the Agreement and Plan of Merger, dated as of June 11, 2022 (as amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, the Partnership, Compton Merger Sub LLC (“Prologis Merger Sub”), Compton Merger Sub OP LLC (“Prologis OP Merger Sub”), Prologis, Inc. (“Prologis”) and Prologis, L.P. (“Prologis OP”), the Company merged with and into Prologis Merger Sub, with Prologis Merger Sub surviving the merger and remaining a wholly owned subsidiary of Prologis (the “Company Merger”), and Prologis OP Merger Sub merged with and into the Partnership, with the Partnership surviving the merger and becoming a wholly owned subsidiary of Prologis OP (the “Partnership Merger” and, together with the Company Merger, the “Mergers”).  As a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statements.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any Shares and other securities which remain unsold at the termination of the offerings, the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, state of Colorado, on October 3, 2022.  No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933.

Duke Realty LLC
(as successor by merger to Duke Realty Corporation)

By: Prologis, L.P., its sole member
By: Prologis, Inc., its general partner

By:	/s/ Michael T. Blair
Name:	Michael T. Blair
Title:	Managing Director, Deputy General Counsel